TERMINATION OF A
TECHNOLOGY LICENSE AGREEMENT

Executed on February 6, 2008

BETWEEN:
C-CHIP TECHNOLOGIES CORPORATION (NORTH AMERICA) INC., a corporation incorporated under the laws of Canada, having its head office at 400 Montpellier Boulevard, Ville St-Laurent, Québec, H4N 2G7, herein acting and represented by its President, duly authorized as he so declares;

(hereinafter referred to as “C-Chip”)
AND:
IMETRIK SOLUTIONS INC., a corporation incorporated under the laws of Canada, having its head office at 740 , Notre-Dame East, Suite 1320, Montreal, Québec, H3C 3X6, herein acting and represented by its President, duly authorized as he so declares;

(hereinafter referred to as “iMetrik”)
AND INTERVENES:
AVENSYS CORPORATION, a corporation incorporated under the laws of the United States of America, having a place of business at 400 Montpellier Boulevard, Montreal (Québec) H4N 2G7, herein acting and represented by its President, duly authorized as he so declares

(hereinafter referred to as “Avensys”)

WHEREAS C-Chip and iMetrik entered into a Technology License Agreement as of December 1, 2006 whereby C-Chip licensed certain of its technologies used to locate and/or disable vehicles (the “Technology License Agreement”).

WHEREAS iMetrik lent money to Manaris Corporation, the predecessor to Avensys and the successor of C-Chip Corporation (which is the parent company of C-Chip), which Loan was then assumed by C-Chip, and on which loan an amount of US $1,143,321 was outstanding on December 1, 2006, as further described in the Technology License Agreement (the “Loan”).

WHEREAS there is currently an outstanding amount of CND $352,638.75 owed pursuant to the terms of the Loan.

WHEREAS the royalties payable to C-Chip under the Technology License Agreement were to be set off against the amount otherwise due to iMetrik under the Loan.

WHEREAS iMetrik and C-Chip now wish to terminate the Technology License Agreement and now wish for C-Chip to be released from its obligations to reimburse the Loan, in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE AGREED AS FOLLOWS:

1.
iMetrik and C-Chip hereby terminate the Technology License Agreement and the Loan as of December 31, 2007, and each party provides the other party with a full, complete and final reciprocal release and discharge of any and all claims or causes of action, actions, suits, proceedings, defenses, affirmative defenses, obligations, liabilities, demands, damages, losses, costs, attorneys’ fees or expenses of any nature (“Claims”) it could have had, could presently have or could in the future have against the other party, their respective agents, directors, insurers, employees, legal representatives, shareholders, officers, related companies or successors (“Related Entities”), directly or indirectly, in relation to the Technology License Agreement and the Loan, including for greater certainty the use of the Technology and any amount due pursuant to the Loan.

2.
Except to enforce the terms of this Agreement, C-Chip covenants and agrees (on its own behalf and on behalf of any of its Related Entities) not to bring any Claims against iMetrik or its Related Entities regarding the rights C-Chip may have in the the C-Chip Products and/or the Market Products (as each term is defined in the Technology License Agreement) and further covenants and agrees that this Agreement is a bar to any such Claims against iMetrik or its Related Entities.

3.
Except to enforce the terms of this Agreement, iMetrik covenants and agrees (on its own behalf and on behalf of any of its Related Entities) not to bring any Claims against C-Chip or its Related Entities regarding the rights iMetrik may have in the Technology (as such term is defined in the Technology License Agreement) and further covenants and agrees that this Agreement is a bar to any such Claims against C-Chip or its Related Entities.

4.
iMetrik undertakes to continue and maintain until February 28, 2009, the existing C-Chip replacement program established by iMetrik to allow all the customers owning C-Chip Products with the possibility to replace such C-Chip Products with a Market Products other than the C-Chip Products, and iMetrik will use its best commercial effort to assist such customers with the transition regarding such replacement of products.

5.
iMetrik understands and agrees that, as of the effective date of this Agreement, as between iMetrik and C-Chip and their respective Related Entities, iMetrik is solely and entirely responsible for the manufacture, sale, distribution, maintenance and support of the Market Products already sold by iMetrik pursuant to the Technology License Agreement and all of the Market Products that will be sold starting as of the date of this Agreement (“Commercialization”), and iMetrik hereby agrees to indemnify and hold C-Chip and its Related Entities harmless from and against any and all Claims brought against C-Chip by a third party (including, notably, by a purchaser of a Market Product) resulting from iMetrik’s Commercialization of the Market Products, but excluding Claims resulting from intellectual property infringement.

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WHEREFORE THE PARTIES HAVE SIGNED.

C CHIP TECHNOLOGIES CORPORATION (NORTH AMERICA) INC.	IMETRIK SOLUTIONS INC.

Per: Marie-Annick Riel, President	Per: Guy Chevrette, President

AVENSYS CORPORATION

Per: John Fraser, President